                                                FILED PURSUANT TO RULE 424(b)(4)
                                                      REGISTRATION NO. 333-36112

PROSPECTUS

                                  $345,000,000

                                [TRIQUINT LOGO]

                 4% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    We issued the notes in private placements in February 2000 and March 2000. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

    The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock. The notes are convertible at a conversion price of $135.60 per share, which is equal to 7.3746 shares per $1,000 principal amount of notes, subject to adjustment. We will pay interest on the notes on March 1 and September 1 of each year, beginning September 1, 2000. The notes will mature on March 1, 2007, unless earlier converted or redeemed.

    We may redeem some or all of the notes at any time before March 5, 2003 at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, to the redemption date, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice. We will make an additional payment in cash with respect to the notes called for provisional redemption in an amount equal to $166.67 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the date of redemption. We may redeem some or all of the notes at any time on or after March 5, 2003 at the redemption prices described in this prospectus.

    TriQuint's common stock is quoted on the Nasdaq National Market under the symbol "TQNT." On May 19, 2000, the last reported sale price of the common stock on the Nadsaq National Market was $83.75 per share.

    INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     This prospectus is dated May 22, 2000.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

                               TABLE OF CONTENTS

                                           Page
Where You Can Find More Information....      3

Forward-Looking Statements.............      4

Summary................................      5

Risk Factors...........................      8

Use of Proceeds........................     19

Ratio of Earnings to Fixed Charges.....     19

Description of Notes...................     20

                                           Page

Description of Capital Stock...........     37

Certain United States Federal Income
  Tax Considerations...................     42

Selling Securityholders................     47

Plan of Distribution...................     53

Legal Matters..........................     54

Experts................................     54

                               ------------------

    REFERENCES IN THIS PROSPECTUS TO "TRIQUINT," "WE," "OUR" AND "US" REFER TO TRIQUINT SEMICONDUCTOR, INC., A DELAWARE CORPORATION.

    WE MAINTAIN A WEB SITE AT WWW.TRIQUINT.COM. INFORMATION CONTAINED ON OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

    EACH TRADEMARK, TRADE NAME OR SERVICE MARK OF ANY OTHER COMPANY APPEARING IN THIS PROSPECTUS BELONGS TO ITS HOLDER.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices; 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

    The Commission allows us to "incorporate by reference" into this prospectus the information we filed with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.

    - The description of the common stock in our Registration Statement on Form 8-A as filed with the Commission on October 21, 1993.

    - The description of our common stock in our registration statement on Form 8-B as filed with the Commission on February 18, 1997.

    - The description of our Preferred Share Purchase Rights in our Registration Statement on Form 8-A as filed with the Commission on July 24, 1998.

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

    - Current Report on Form 8-K filed on February 14, 2000.

    - Current Report on Form 8-K filed on February 18, 2000.

    - Schedule 14A filed on April 19, 2000.

    - Quarterly Report on Form 10-Q for the quarter ended April 1, 2000.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Edson H. Whitehurst, Jr.
    Vice President, Finance and Administration, Chief Financial Officer and Secretary
    TriQuint Semiconductor, Inc.
    2300 N.E. Brookwood Parkway
    Hillsboro, Oregon 97124
    (503) 615-9000

    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, including the sections entitled "Prospectus Summary" and "Risk Factors," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR NOTES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING OUR FINANCIAL STATEMENTS AND THE RISKS OF INVESTING IN OUR NOTES DISCUSSED UNDER "RISK FACTORS," BEFORE MAKING AN INVESTMENT DECISION.

                          TRIQUINT SEMICONDUCTOR, INC.

    We are a leading supplier of high-performance gallium arsenide integrated circuits for the wireless communications, telecommunications, data communications and aerospace markets. Our integrated circuits are incorporated into a variety of communications products, including cellular phones and pagers, fiber optic telecommunications equipment, satellite communications systems, high performance data networking products and aerospace applications. We use our proprietary gallium arsenide technology to enable our products to overcome the performance barriers of silicon devices in a variety of applications. Gallium arsenide has inherent physical properties that allow its electrons to move up to five times faster than those of silicon. This higher electron mobility permits the manufacture of gallium arsenide integrated circuits that operate at much higher speeds than silicon devices, or operate at the same speeds with reduced power consumption. We sell our products worldwide to end user customers, including Ericsson, Hughes, Lucent, Motorola, Nokia, Nortel, QUALCOMM and Raytheon.

    We own and operate advanced wafer fabrication facilities and utilize proprietary processes designed to enable us to cost effectively produce analog and mixed signal integrated circuits in high volumes. We believe that control of wafer fabrication assures a reliable source of supply and provides greater opportunities to enhance quality and reliability and achieve manufacturing efficiency. In addition, this control can facilitate new process and product development and enables us to be more responsive to customer requirements. Our wafer fabrication capabilities have allowed us to establish a strategic foundry business serving leading communications companies. Our foundry business leverages our extensive library of proprietary analog and mixed signal cells and our advanced integrated circuit manufacturing processes.

    Our strategy is to focus on the communications market by offering a broad range of standard and custom designed integrated circuits and manufacturing services which address numerous applications in our target markets. Key elements of this strategy include:

    - focusing on analog and mixed signal design excellence;

    - continuing to serve customers across a broad array of applications in communications markets;

    - targeting high growth markets with high performance solutions;

    - offering foundry services; and

    - capitalizing on partnerships with industry leaders in our target markets.

    We are incorporated under the laws of the state of Delaware. Our principal executive offices are located at 2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124, and our telephone number is (503) 615-9000.

                                  THE OFFERING

    The following is a brief summary of some of the terms of the notes offered for resale in this prospectus. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus.

Issuer.................................  TriQuint Semiconductor, Inc.
Notes offered..........................  $345,000,000 principal amount of 4% Convertible
                                         Subordinated Notes due 2007.
Maturity...............................  March 1, 2007.
Interest...............................  We will pay 4% per annum on the principal amount, payable semiannually on March 1 and September 1, beginning on
                                         September 1, 2000.
Conversion rights......................  The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion price of $135.60 per share, which is equal to a conversion rate of 7.3746 shares per $1,000
                                         principal amount of notes. The conversion rate is subject
                                         to adjustment.
Ranking................................  The notes are unsecured and subordinated to our existing and future senior indebtedness, as defined. In addition,
                                         the notes effectively rank junior to our subsidiaries'
                                         liabilities. At December 31, 1999, we had approximately
                                         $55.6 million of senior indebtedness outstanding, and the
                                         aggregate amount of liabilities of our subsidiaries was
                                         approximately $8.8 million. Because the notes are
                                         subordinated, in the event of bankruptcy, liquidation,
                                         dissolution or acceleration of payment on the senior
                                         indebtedness, holders of the notes will not receive any
                                         payment until holders of the senior indebtedness have been paid in full. The indenture under which the notes were
                                         issued does not prevent us or our subsidiaries from
                                         incurring additional senior indebtedness or other
                                         obligations.
Provisional redemption.................  We may redeem the notes, in whole or in part, at any time before March 5, 2003, at a redemption price equal to
                                         $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest, if any, to the date of
                                         redemption if (i) the closing price of our common stock
                                         has exceeded 150% of the conversion price then in effect
                                         for at least 20 trading days within a period of 30
                                         consecutive trading days ending on the trading day before
                                         the date of mailing of the provisional redemption notice,
                                         and (ii) the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is
                                         expected to remain effective and available for use for the
                                         30 days following the provisional redemption date, unless
                                         registration is no longer required. Upon any provisional
                                         redemption, we will make an additional payment in cash
                                         with respect to the notes called for redemption in an
                                         amount equal to $166.67 per $1,000 principal amount of
                                         notes, less the amount of any interest actually paid on
                                         the note before the date of redemption. We will be
                                         obligated to make this additional payment on all notes
                                         called for provisional

                                         redemption, including any notes converted after the notice date and before the provisional redemption date.
Optional redemption....................  We may redeem all or a portion of the notes on or after
                                         March 5, 2003 at the redemption prices listed in this
                                         offering memorandum, plus accrued and unpaid interest.
Change in control......................  Upon a change in control event, each holder of the notes may require us to repurchase some or all of its notes at a purchase price equal to 100% of the principal amount of
                                         the notes plus accrued and unpaid interest. We may, at our option, instead of paying the change in control purchase
                                         price in cash, pay it in shares of our common stock valued at 95% of the average of the closing sales prices of our
                                         common stock for the five trading days immediately
                                         preceding and including the third day prior to the date we are required to repurchase the notes. We cannot pay the
                                         change in control purchase price in common stock unless we satisfy the conditions described in the indenture under
                                         which the notes will be issued.
Use of proceeds........................  TriQuint will not receive any of the proceeds of the resale of the notes by the selling stockholders or common
                                         stock to which they may be converted.
Registration rights....................  We agreed to file with the Securities and Exchange
                                         Commission this shelf registration statement for the
                                         resale of the notes and the common stock issuable upon
                                         conversion. We have agreed to keep the shelf registration
                                         statement effective until two years after March 3, 2000.
                                         If we do not comply with these registration obligations,
                                         we will be required to pay liquidated damages to the
                                         holders of the notes or the common stock issuable upon
                                         conversion.
Trading................................  The notes are eligible for trading in the PORTAL Market;
                                         however, we can provide no assurance as to the liquidity
                                         of, or trading markets for, the notes. Our common stock is quoted on the Nasdaq National Market under the symbol
                                         "TQNT."
Risk Factors...........................  See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should
                                         carefully consider before deciding to invest in the notes
                                         or the common stock into which the notes are convertible.

                                  RISK FACTORS

    ANY INVESTMENT IN OUR NOTES OR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE RISKS DESCRIBED BELOW CAREFULLY AND ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO PURCHASE OUR NOTES OR THE COMMON STOCK INTO WHICH THEY MAY BE CONVERTED. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS AND UNCERTAINTIES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD SUFFER. IN THAT EVENT, THE PRICE OF OUR NOTES AND COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT IN OUR NOTES AND COMMON STOCK. THE RISKS DISCUSSED BELOW ALSO INCLUDE FORWARD-LOOKING STATEMENTS AND OUR ACTUAL RESULTS MAY DIFFER SUBSTANTIALLY FROM THOSE DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS.

OUR OPERATING RESULTS MAY FLUCTUATE SUBSTANTIALLY, WHICH MAY CAUSE OUR STOCK PRICE TO FALL.

    Our quarterly and annual results of operations have varied in the past and may vary significantly in the future due to a number of factors including, but not limited to, the following:

    - cancellation or delay of customer orders or shipments;

    - our success in achieving design wins in which our products are designed into those of our customers;

    - market acceptance of our products and those of our customers;

    - variability of the life cycles of our customers' products;

    - variations in manufacturing yields;

    - timing of announcements and introduction of new products by us and our competitors;

    - changes in the mix of products we sell;

    - declining average sales prices for our products;

    - changes in manufacturing capacity and variations in the utilization of that capacity;

    - variations in operating expenses;

    - the long sales cycles associated with our customer-specific products;

    - the timing and level of product and process development costs;

    - the cyclicality of the semiconductor industry;

    - the timing and level of nonrecurring engineering revenues and expenses relating to customer-specific products; and

    - significant changes in our and our customers' inventory levels.

    We expect that our operating results will continue to fluctuate in the future as a result of these and other factors. Any unfavorable changes in these or other factors could cause our results of operations to suffer as they have in the past, based upon some of these factors. If our operating results are not within the market's expectations, then our stock price may fall. For example, in June 1994, Nortel, formerly Northern Telecom, requested that we delay shipment of some of our products. Nortel was then our largest customer and the delay, together with lower than expected orders, materially reduced our revenues and results of operations in the second quarter and for the remainder of 1994. Due to potential fluctuations, we believe that period to period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of our future performance.

WE RELY ON A LIMITED NUMBER OF CUSTOMERS FOR A SUBSTANTIAL PART OF OUR REVENUES.

    Sales to a limited number of customers have accounted for a significant portion of our revenues in each fiscal period. In recent periods, sales to some of our major customers as a percentage of total revenues have fluctuated. In 1997, Nortel accounted for approximately 12.0% of total revenues. In 1998, Nokia accounted for approximately 12.0% and Raytheon accounted for approximately 11.7% of total revenues. In 1999, Nokia and Nortel accounted for approximately 21.0% and 17.3%, respectively, of our total revenues. We expect that sales to a limited number of customers will continue to account for a substantial portion of our total revenues in future periods. We do not have long-term agreements with any of our customers. Customers generally purchase our products pursuant to cancelable short-term purchase orders. Our results of operations have been negatively affected in the past by the failure of anticipated orders to materialize and by delays in or cancellations of orders. If we were to lose a major customer or if orders by or shipments to a major customer were to otherwise decrease or be delayed, our results of operations would be harmed.

WE FACE RISKS FROM FAILURES IN OUR MANUFACTURING PROCESSES.

    The fabrication of integrated circuits, particularly those made of gallium arsenide, is a highly complex and precise process. Our integrated circuits are manufactured from four-inch round wafers made of gallium arsenide. During manufacturing, each wafer is processed to contain numerous die, the individual integrated circuits. We may reject or be unable to sell a substantial percentage of wafers or the die on a given wafer because of:

    - minute impurities;

    - difficulties in the fabrication process;

    - defects in the masks used to print circuits on a wafer;

    - electrical performance;

    - wafer breakage; or

    - other factors.

    We refer to the proportion of final good integrated circuits that have been processed, assembled and tested relative to the gross number of integrated circuits that could be constructed from the raw materials as our manufacturing yield. Compared to the manufacture of silicon integrated circuits, gallium arsenide technology is less mature and more difficult to design and manufacture within specifications in large volume. In addition, the more brittle nature of gallium arsenide wafers can result in lower manufacturing yields than with silicon wafers. We have in the past experienced lower than expected manufacturing yields, which have delayed product shipments and negatively impacted our results of operations. We may experience difficulty maintaining acceptable manufacturing yields in the future.

    In addition, the maintenance of our two fabrication facilities is subject to risks, including:

    - the demands of managing and coordinating workflow between two geographically separate production facilities;

    - disruption of production in one of our facilities as a result of a slowdown or shutdown in our other facility; and

    - higher operating costs from managing two geographically separate manufacturing facilities.

IF WE FAIL TO SELL A HIGH VOLUME OF PRODUCTS, OUR OPERATING RESULTS WILL BE HARMED.

    Because the majority of our manufacturing costs are relatively fixed, our manufacturing volumes are critical to our operating results. If we fail to achieve acceptable manufacturing volumes or experience product shipment delays, our results of operations could be harmed. During periods of decreased demand, our high fixed manufacturing costs could have a negative effect on our results of operations. We base our expense levels in part on our expectations of future orders and these expense levels are predominantly fixed in the short-term. If we receive fewer customer orders than expected, we may not be able to reduce our manufacturing costs in the short-term and our operating results would be harmed.

IF WE DO NOT SELL OUR CUSTOMER-SPECIFIC PRODUCTS IN LARGE VOLUMES, OUR OPERATING RESULTS MAY BE HARMED.

    We manufacture a substantial portion of our products to address the needs of individual customers. Frequent product introductions by systems manufacturers make our future success dependent on our ability to select development projects which will result in sufficient volumes to enable us to achieve manufacturing efficiencies. Because customer-specific products are developed for unique applications, we expect that some of our current and future customer-specific products may never be produced in volume and may impair our ability to cover our fixed manufacturing costs. In addition, if we experience delays in completing designs or if we fail to obtain development contracts from customers whose products are successful, our revenues could be harmed.

OUR OPERATING RESULTS COULD BE HARMED IF WE LOSE ACCESS TO SOLE OR LIMITED SOURCES OF MATERIALS OR SERVICES.

    We currently obtain some components and services for our products from limited or single sources, such as ceramic packages from Kyocera. We purchase these components and services on a purchase order basis, do not carry significant inventories of these components and do not have any long-term supply contracts with these vendors. Our requirements are relatively small compared to silicon semiconductor manufacturers. Because we often do not account for a significant part of our vendors' business, we may not have access to sufficient capacity from these vendors in periods of high demand. If we were to change any of our sole or limited source vendors, we would be required to requalify each new vendor. Requalification could prevent or delay product shipments that could negatively affect our results of operations. In addition, our reliance on these vendors may negatively affect our production if the components vary in reliability or quality. If we are unable to obtain timely deliveries of sufficient components of acceptable quality or if the prices of components for which we do not have alternative sources increase, our results of operations could be harmed.

IF OUR PRODUCTS FAIL TO PERFORM OR MEET CUSTOMER REQUIREMENTS, WE COULD INCUR SIGNIFICANT ADDITIONAL COSTS.

    The fabrication of gallium arsenide integrated circuits is a highly complex and precise process. Our customers specify quality, performance and reliability standards that we must meet. If our products do not meet these standards, we may be required to rework or replace the products. Gallium arsenide integrated circuits may contain undetected defects or failures that only become evident after we commence volume shipments. We have experienced product quality, performance or reliability problems from time to time. Defects or failures may occur in the future. If failures or defects occur, we could:

    - lose revenue;

    - incur increased costs such as warranty expense and costs associated with customer support;

    - experience delays, cancellations or rescheduling of orders for our products; or

    - experience increased product returns or discounts.

OUR OPERATING RESULTS MAY SUFFER IF WE DO NOT EXPAND OUR MANUFACTURING CAPACITY IN A TIMELY MANNER.

    We plan to increase our capacity by converting our existing Hillsboro, Oregon facility to accommodate equipment that uses six-inch (150 millimeter) wafer production. We do not have any experience processing six-inch wafers in our fabrication facilities. Our inexperience may result in lower volume of production or higher cost of goods sold. We may be required to redesign our processes and procedures substantially to accommodate the larger wafers. As a result, implementing additional capacity for six-inch wafers may take longer than planned, which could harm our results of operations. If we fail to successfully transition to six-inch wafers in a timely manner or our manufacturing yields decline, our relationships with our customers may be harmed.

    Our facilities have a level of capacity beyond which we cannot cost effectively produce our products. Although we are not currently approaching those constraints, we may be unable to further expand our business if we fail to plan and build sufficient capacity. The process of building, testing and qualifying a gallium arsenide integrated circuit fabrication facility is time consuming. We must begin to design and implement additional manufacturing facilities well in advance of our needs.

WE MAY FACE FINES OR OUR FACILITIES COULD BE CLOSED IF WE FAIL TO COMPLY WITH ENVIRONMENTAL REGULATIONS.

    Federal, state and local regulations impose various environmental controls on the storage, handling, discharge and disposal of chemicals and gases used in our manufacturing process. For our manufacturing facility located in Hillsboro, Oregon, we provide our own manufacturing waste treatment and contract for disposal of some materials. We are required by the State of Oregon Department of Environmental Quality to report usage of environmentally hazardous materials.

    At our Texas facility, we utilize Texas Instruments' industrial waste water treatment facilities and services for the pre-treatment and discharge of waste water generated by us, pursuant to our Asset Purchase Agreement dated
January 8, 1998 with Raytheon. Our waste water streams are commingled with those of Texas Instruments and are covered by Texas Instruments' waste water permit.

    The failure to comply with present or future regulations could result in fines being imposed on us and we could be required to suspend production or cease our operations. These regulations could require us to acquire significant equipment or to incur substantial other expenses to comply with environmental regulations. We rely to a great extent on Texas Instruments' hazardous waste disposal system at our Texas facility. Any failure by us, or by Texas Instruments with respect to our Texas facility, to control the use of, or to adequately restrict the discharge of, hazardous substances could subject us to future liabilities and harm our results of operations.

WE DEPEND ON THE CONTINUED GROWTH OF COMMUNICATIONS MARKETS.

    We derive a substantial portion of our product revenues from sales of products for communication applications. These markets are characterized by the following:

    - intense competition;

    - rapid technological change; and

    - short product life cycles, especially in the cellular telephone market.

    In addition, although the communications markets have grown rapidly in the last few years, these markets may not continue to grow or a significant slowdown in these markets may occur.

    Products for communications applications are often based on industry standards, which are continually evolving. Our future success will depend, in part, upon our ability to successfully develop and introduce new products based on emerging industry standards, which could render our existing products unmarketable or obsolete. If communications markets evolve to new standards, we may be unable to successfully design and manufacture new products that address the needs of our customers or that will meet with substantial market acceptance.

OUR BUSINESS WILL BE IMPACTED IF SYSTEMS MANUFACTURERS DO NOT USE GALLIUM ARSENIDE COMPONENTS.

    Silicon semiconductor technologies are the dominant process technologies for integrated circuits and the performance of silicon integrated circuits continues to improve. Our prospective customers may be systems designers and manufacturers who are evaluating such silicon technologies and, in particular, silicon germanium, versus gallium arsenide integrated circuits for use in their next generation high performance systems. Customers may be reluctant to adopt our products because of:

    - their unfamiliarity with designing systems with gallium arsenide products;

    - their concerns related to manufacturing costs and yields;

    - their unfamiliarity with design and manufacturing processes; and

    - uncertainties about the relative cost effectiveness of our products compared to high-performance silicon components.

    Systems manufacturers may not use gallium arsenide components because the production of gallium arsenide integrated circuits has been and continues to be more costly than the production of silicon devices. As a result, we must offer devices that provide superior performance to that of silicon-based devices.

    In addition, customers may be reluctant to rely on a smaller company like us for critical components. We cannot be certain that additional systems manufacturers will design our products into their systems, that the companies that have utilized our products will continue to do so in the future or that gallium arsenide technology will continue to achieve widespread market acceptance. If our gallium arsenide products fail to achieve market acceptance, our results of operations would suffer.

CUSTOMERS MAY DELAY OR CANCEL ORDERS DUE TO REGULATORY DELAYS.

    The increasing demand for communications products has exerted pressure on regulatory bodies worldwide to adopt new standards for these products, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in the regulatory approval process may in the future cause the cancellation, postponement or rescheduling of the installation of communications systems by our customers. These delays have in the past had and may in the future have a negative effect on our sales and our results of operations.

OUR REVENUES ARE AT RISK IF WE DO NOT INTRODUCE NEW PRODUCTS AND/OR DECREASE COSTS.

    Historically, the average selling prices of our products have decreased over the products' lives, and we expect them to continue to do so. To offset these decreases, we rely primarily on achieving yield improvements and other cost reductions for existing products and on introducing new products that can often be sold at higher average selling prices. We believe our future success depends, in part, on our timely development and introduction of new products that compete effectively on the basis of price and performance and adequately address customer requirements. The success of new product and process introductions depends on several factors, including:

    - proper selection of products and processes;

    - successful and timely completion of product and process development and commercialization;

    - market acceptance of our or our customers' new products;

    - achievement of acceptable manufacturing yields; and

    - our ability to offer new products at competitive prices.

    Our product and process development efforts may not be successful and our new products or processes may not achieve market acceptance. To the extent that our cost reductions and new product introductions do not occur in a timely manner, our results of operations could suffer.

WE MUST IMPROVE OUR PRODUCTS AND PROCESSES TO REMAIN COMPETITIVE.

    If technologies or standards supported by our or our customers' products become obsolete or fail to gain widespread commercial acceptance, our results of operations may be materially impacted. Because of continual improvements in semiconductor technology, including those in high-performance silicon where substantially more resources are invested than in gallium arsenide, we believe that our future success will depend, in part, on our ability to continue to improve our product and process technologies. We must also develop new technologies in a timely manner. In addition, we must adapt our products and processes to technological changes and to support emerging and established industry standards. We may not be able to improve our existing products and process technologies, develop new technologies in a timely manner or effectively support industry standards. If we fail to do so, our customers may select another gallium arsenide product or move to an alternative technology.

OUR RESULTS OF OPERATIONS MAY SUFFER IF WE DO NOT COMPETE SUCCESSFULLY.

    The semiconductor industry is intensely competitive and is characterized by rapid technological change, rapid product obsolescence and price erosion. Currently, we compete primarily with manufacturers of high performance silicon integrated circuits such as Applied Micro Circuits, Motorola and Philips and with manufacturers of gallium arsenide integrated circuits such as Anadigics, Conexant, Raytheon, RF MicroDevices and Vitesse. We also face competition from the internal semiconductor operations of some of our current and potential customers. We expect increased competition from existing competitors and from a number of companies that may enter the gallium arsenide integrated circuits market, as well as future competition from companies that may offer new or emerging technologies such as silicon germanium. Most of our current and potential competitors have significantly greater financial, technical, manufacturing and marketing resources than we do. Manufacturers of high performance silicon integrated circuits have achieved greater market acceptance of their existing products and technologies in some applications.

    We compete with both gallium arsenide and silicon suppliers in the wireless, data communications and telecommunications markets. In the microwave and millimeter wave markets, our competition is primarily from a limited number of gallium arsenide suppliers, which are in the process of expanding their product offerings to address commercial applications other than aerospace.

    Our prospective customers are typically systems designers and manufacturers that are considering the use of gallium arsenide integrated circuits for their high performance systems. Competition is primarily based on performance elements such as speed, complexity and power dissipation, as well as price, product quality and ability to deliver products in a timely fashion. Due to the proprietary nature of our products, competition occurs almost exclusively at the system design stage. As a result, a design win by us or our competitors typically limits further competition with respect to manufacturing a given design.

OUR OPERATING RESULTS MAY SUFFER DUE TO DECLINING DEMAND FOR SEMICONDUCTORS.

    From time to time, the semiconductor industry has experienced significant downturns and wide fluctuations in product supply and demand. This cyclicality has led to significant imbalances in demand and production capacity. It has also accelerated the decrease of average selling prices per unit. We may experience periodic fluctuations in our future financial results because of these or other industry-wide conditions.

IF WE FAIL TO INTEGRATE ANY FUTURE ACQUISITIONS, OUR BUSINESS WILL BE HARMED.

    We face risks from any future acquisitions, including the following:

    - we may fail to combine and coordinate the operations and personnel of newly acquired companies with our existing business;

    - our ongoing business may be disrupted or receive insufficient management attention;

    - we may not cost effectively and rapidly incorporate the technology we acquire;

    - we may not be able to recognize the cost savings or other financial benefits we anticipated;

    - we may not be able to retain the existing customers of newly acquired operations;

    - our corporate culture may clash with that of the acquired businesses; and

    - we may incur unknown liabilities associated with acquired businesses.

    We may not successfully address these risks or any other problems that arise in connection with future acquisitions.

    We will continue to evaluate strategic opportunities available to us and we may pursue product, technology or business acquisitions. On January 13, 1998, we acquired our Millimeter Wave Communications operation, which included substantially all of the assets of the monolithic microwave integrated circuit operation of Texas Instruments' former Defense Systems & Electronics Group. In addition, in connection with any future acquisitions, we may issue equity securities that could dilute the percentage ownership of our existing stockholders, we may incur additional debt and we may be required to amortize expenses related to goodwill and other intangible assets that may negatively affect our results of operations.

WE MUST MANAGE OUR GROWTH.

    Our total number of employees grew from 371 in 1997 to 679 in 1998 and 802 in 1999. The resulting growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. We must continue to improve our operational, financial and management information systems to keep pace with the growth of our business.

IF WE DO NOT HIRE AND RETAIN KEY EMPLOYEES, OUR BUSINESS WILL SUFFER.

    Our future success depends in large part on the continued service of our key technical, marketing and management personnel. We also depend on our ability to continue to identify, attract and retain qualified technical employees, particularly highly skilled design, process and test engineers involved in the manufacture and development of our products and processes. We must also recruit and train employees to manufacture our products without a substantial reduction in manufacturing yields. There are many other semiconductor companies located in the communities near our facilities and it may become increasingly difficult for us to attract and retain those employees. The competition for these employees is intense, and the loss of key employees could negatively affect us.

OUR BUSINESS MAY BE HARMED IF WE FAIL TO PROTECT OUR PROPRIETARY TECHNOLOGY.

    We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We currently have patents granted and pending in the United States and in foreign countries and intend to seek further international and United States patents on our technology. We cannot be certain that patents will be issued from any of our pending applications or that patents will be issued in all countries where our products can be sold or that any claims allowed from pending applications or will be of sufficient scope or strength to provide meaningful protection or any commercial advantage. Our competitors may also be able to design around our patents. The laws of some countries in which our products are or may be developed, manufactured or sold, including various countries in Asia, may not protect our products or intellectual property rights to the same extent as do the laws of the United States, increasing the possibility of piracy of our technology and products. Although we intend to vigorously defend our intellectual property rights, we may not be able to prevent misappropriation of our technology. Our competitors may also independently develop technologies that are substantially equivalent or superior to our technology.

OUR ABILITY TO PRODUCE OUR SEMICONDUCTORS MAY SUFFER IF SOMEONE CLAIMS WE INFRINGE ON THEIR INTELLECTUAL PROPERTY.

    The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. If it is necessary or desirable, we may seek licenses under such patents or other intellectual property rights. However, we cannot be certain that licenses will be offered or that we would find the terms of licenses that are offered acceptable or commercially reasonable. Our failure to obtain a license from a third party for technology used by us could cause us to incur substantial liabilities and to suspend the manufacture of products. Furthermore, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation by or against us could result in significant expense and divert the efforts of our technical personnel and management, whether or not the litigation results in a favorable determination. In the event of an adverse result in any litigation, we could be required to:

    - pay substantial damages;

    - indemnify our customers;

    - stop manufacturing, use and sale of the infringing products;

    - expend significant resources to develop non-infringing technology;

    - discontinue the use of certain processes; or

    - obtain licenses to the technology.

    We may be unsuccessful in developing non-infringing products or negotiating licenses upon reasonable terms, or at all. These problems might not be resolved in time to avoid harming our results of operations. If any third party makes a successful claim against our customers or us and a license is not made available to us on commercially reasonable terms, our business could be harmed.

    On February 26, 1999, a lawsuit was filed against 88 firms, including TriQuint, in the United States District Court for the District of Arizona. The suit alleges that the defendants, including us, infringe upon certain patents held by The Lemelson Medical, Education and Research Foundation, Limited Partnership. Although we believe the suit is without merit and intend to vigorously defend ourselves against the charges, we cannot be certain that we will be successful. Moreover, this litigation may require us to spend a substantial amount of time and money and could distract management from our day to day operations.

OUR BUSINESS MAY SUFFER DUE TO RISKS ASSOCIATED WITH INTERNATIONAL SALES.

    Our sales outside of the United States were 34.0% of total revenues in 1997, 24.0% of total revenues in 1998 and 38.4% total revenues in 1999. We face inherent risks from these sales, including:

    - imposition of government controls;

    - currency exchange fluctuations;

    - longer payment cycles and difficulties related to the collection of receivables from international customers;

    - reduced protection for intellectual property rights in some countries;

    - the impact of recessionary environments in economies outside the United States;

    - unfavorable tax consequences;

    - political instability; and

    - tariffs and other trade barriers.

    In addition, due to the technological advantages provided by gallium arsenide integrated circuits in many military applications, all of our sales outside of North America must be licensed by the Office of Export Administration of the U.S. Department of Commerce. If we fail to obtain these licenses or experience delays in obtaining these licenses in the future, our results of operations could be harmed. Also, because substantially all of our foreign sales are denominated in U.S. dollars, increases in the value of the dollar would increase the price in local currencies of our products and make our products less price competitive.

WE MAY BE SUBJECT TO A SECURITIES CLASS ACTION SUIT IF OUR STOCK PRICE FALLS.

    Following periods of volatility in the market price of a company's stock, some stockholders may file a securities class action litigation. For example, in 1994, a stockholder class action lawsuit was filed against us, our underwriters, and some of our officers, directors and investors, which alleged that we, our underwriters, and certain of our officers, directors and investors intentionally misled the investing public regarding our financial prospects. We settled the action and recorded a special charge of $1.4 million associated with the settlement of this lawsuit and related legal expenses, net of accruals in 1998. Any future securities class action litigation could be expensive and divert our management's attention and harm our business, regardless of its merits.

OUR STOCK AND THE NOTES WILL LIKELY BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS DUE TO A NUMBER OF FACTORS, MANY OF WHICH WILL BE BEYOND OUR CONTROL, THAT MAY PREVENT YOU FROM RESELLING OUR NOTES AT A PROFIT.

    The securities markets have experienced significant price and volume fluctuations and the market prices of the securities of semiconductor companies have been especially volatile. The market price of the notes or our common stock may experience significant fluctuations in the future. For example, our common stock price has fluctuated from a high of $135.50 to a low of $9.668 during the 52 weeks ended May 11, 2000. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock, or the notes, in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our common stock or the notes could decrease significantly. Investors may be unable to resell the notes at or above the offering price.

WE FACE RISKS FROM THE YEAR 2000 ISSUE.

    Many information technology hardware and software systems, as well as other non-information technology equipment utilizing microprocessors, can accept only two digit entries in the date code field. To operate using dates after December 31, 1999, the date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. This is commonly referred to as the "Year 2000" issue. Prior to December 31, 1999, we initiated and completed a comprehensive Year 2000 audit program, which consisted of a six step plan to inventory and correct any systems that were not Year 2000 compliant. Because of the existence of numerous systems and related components within our organization and the interdependency of these systems, it is possible that some of our systems, or systems at our suppliers, may still fail to operate in the year 2000. To date, we have not, nor to our knowledge, have our suppliers, manufacturers and third party vendors, experienced any material Year 2000-related problems. However, we cannot determine if we will be subject to Year 2000 compliance problems in the future, particularly with respect to February 29, 2000, or if Year 2000 problems have arisen that we have failed to detect to date. Our inability to maintain Year 2000 compliance or the failure of one or more of our systems or our suppliers' systems may have a material impact on our future operating results.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS INCLUDE ANTITAKEOVER PROVISIONS WHICH MAY DETER OR PREVENT A TAKEOVER ATTEMPT.

    Some provisions of our certificate of incorporation and bylaws and provisions of Delaware law may deter or prevent a takeover attempt, including a takeover that might result in a premium over the market price for our common stock. These provisions include:

    CUMULATIVE VOTING. Our stockholders are entitled to cumulate their votes for directors. This may limit the ability of the stockholders to remove a director other than for cause.

    STOCKHOLDER PROPOSALS AND NOMINATIONS. Our stockholders must give advance notice, generally 120 days prior to the relevant meeting, to nominate a candidate for director or present a proposal to our stockholders at a meeting. These notice requirements could inhibit a takeover by delaying stockholder action.

    STOCKHOLDER RIGHTS PLAN. We may trigger our stockholder rights plan in the event our board of directors does not agree to an acquisition proposal. The rights plan may make it more difficult and costly to acquire our company.

    PREFERRED STOCK. Our certificate of incorporation authorizes our board of directors to issue up to 5 million shares of preferred stock and to determine what rights, preferences and privileges such shares have. No action by our stockholders is necessary before our board of directors can issue the preferred stock. Our board of directors could use the preferred stock to make it more difficult and costly to acquire our company.

    DELAWARE ANTI-TAKEOVER STATUTE. The Delaware anti-takeover law restricts business combinations with some stockholders once the stockholder acquires 15% or more of our common stock. The Delaware statute makes it harder for our company to be acquired without the consent of our board of directors and management.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS SUBORDINATED TO ALL OF OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS. IN ADDITION, THE NOTES ARE EFFECTIVELY SUBORDINATED TO INDEBTEDNESS OF OUR SUBSIDIARIES.

    The notes are unsecured obligations and are subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior indebtedness of all of our existing and future senior indebtedness. Senior indebtedness is defined to include, among other things, all indebtedness for money borrowed and indebtedness evidenced by securities, debentures, bonds or other similar instruments. Senior indebtedness does not include indebtedness that is expressly junior in right of payment to the notes or ranks equally in right of payment to the notes. As of December 31, 1999, we had $55.6 million of senior indebtedness. The terms of the notes do not limit the amount of additional indebtedness, including senior indebtedness, that we, or any of our presently existing or future subsidiaries, can create, incur, assume or guarantee. We may have difficulty paying our obligations under the notes if we, or any of our subsidiaries, incur additional indebtedness. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, assets will only be available for the payment of the principal of and interest on the notes after the payment in full of all of our senior indebtedness. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

    The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any subsidiary upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be subject to the claims of that subsidiary's creditors. If we ourselves are a creditor of that subsidiary, our claims would still be subordinate to any security interests in the assets of that subsidiary and any senior indebtedness of that subsidiary. As of December 31, 1999, our subsidiaries had approximately $8.8 million of liabilities to which the notes would be effectively subordinated.

WE MAY NOT BE ABLE TO SATISFY A CHANGE IN CONTROL OFFER.

    The indenture governing the notes contains provisions that apply to a change in our control. If someone triggers a change in control as defined in the indenture, we must offer to purchase those notes with cash, or at our option with our common stock, subject to the terms and conditions of the indenture. If we have to make that offer, we cannot be sure that we will have enough funds, that we will be able to arrange for additional financing or that we will be able to issue enough common stock to pay for all the notes that the holders could tender.

WE INCREASED OUR INDEBTEDNESS SUBSTANTIALLY.

    As a result of the sale of the notes, we incurred $345.0 million of additional indebtedness, increasing our ratio of debt to equity (expressed as a percentage) from approximately 3.0% to approximately 117.3% as of December 31, 1999, on a pro forma basis giving effect to the sale of the notes. Our other indebtedness is principally comprised of operating, synthetic and capital leases. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

    - make it difficult for us to make payments on the notes,

    - make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

    - require us to dedicate a substantial portion of our expected cash flow from operations to service our indebtedness, which would reduce the amount of our expected cash flow available for other purposes, including working capital and capital expenditures;

    - limit our flexibility in planning for, or reacting to changes in, our business; and

    - make us more vulnerable in the event of a downturn in our business.

    There can be no assurance that we will be able to meet our debt service obligations, including our obligation under the notes.

WE MAY NOT BE ABLE TO PAY OUR DEBT AND OTHER OBLIGATIONS.

    If our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the notes or our other obligations, we would be in default under the terms thereof. A default under the indenture would permit the holders of the notes to accelerate the maturity of the notes and could cause defaults under future indebtedness we may incur. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we can not assure you that we would be able to repay amounts due in respect of the notes if payment of the notes were to be accelerated following the occurrence of an event of default as defined in the indenture.

ANY ADVERSE RATING OF THE NOTES MAY CAUSE THEIR TRADING PRICE TO FALL.

    We believe that one or more rating agencies may rate the notes. If the rating agencies rate the notes, they may assign a lower rating than expected by investors. Rating agencies may also lower ratings on the notes in the future. If the rating agencies assign a lower than expected rating or reduce their ratings in the future, the trading price of the notes could decline.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale by any selling securityholder of the notes or the underlying common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                                      THREE MONTHS
                                                                                                         ENDED
                                                1995       1996       1997     1998(2)      1999     MARCH 31, 2000
                                              --------   --------   --------   --------   --------   --------------
Ratio of Earnings to Fixed Charges(1).......   6.81x      7.35x      2.85x        NM       5.43x          6.10x

------------------------

(1) These ratios are calculated by dividing (i) earnings before taxes adjusted for fixed charges by (ii) fixed charges, which includes interest expense plus capitalized interest and the portion of interest expense under operating leases we deemed to be representative of the interest factor.

(2) In 1998, earnings were insufficient to cover fixed charges by $3.9 million.

                              DESCRIPTION OF NOTES

    The notes were issued under the indenture (the "Indenture") between us and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). Copies of the form of Indenture, notes and registration rights agreement will be made available to prospective investors in the notes upon request to us.

    We have summarized portions of the Indenture below. This summary is not complete. We urge you to read the Indenture because it defines your rights as a holder of the notes. Terms not defined in this description have the meanings given them in the Indenture. In this section, "TriQuint," "we," "our," and "us" each refers only to TriQuint Semiconductor, Inc. and not to any of its subsidiaries.

GENERAL

    The notes are unsecured, subordinated obligations of TriQuint in an aggregate principal amount of $345,000,000 and mature on March 1, 2007. The principal amount of each note is $1,000 and is payable at the office of the Paying Agent, which initially is the Trustee, or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York.

    The notes bear interest at the rate of 4% per annum on the principal amount from the date of issuance of the notes, or from the most recent date to which interest has been paid or provided for until the notes are paid in full, converted or funds are made available for payment in full of the notes in accordance with the Indenture. Interest will be payable at the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion) and semiannually on March 1 and September 1 of each year (each an "Interest Payment Date"), commencing on September 1, 2000, to holders of record at the close of business on February 15 and August 15 (whether or not a business day) immediately preceding each Interest Payment Date (each a "Regular Record Date"). Each payment of interest on the notes will include interest accrued through the day before the applicable Interest Payment Date or the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and cash interest required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

    In the event of the maturity, conversion, purchase by us at the option of a holder or redemption of a note, interest will cease to accrue on that note under the terms and subject to the conditions of the Indenture. We may not reissue a note that has matured or has been converted, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of that note.

    You may present the notes for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar. Each of these agents will initially be the Trustee.

    The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness (defined below) or the issuance or repurchase of securities by us. The Indenture contains no covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change in control, except to the extent described below under "--Change in Control Permits Purchase of Notes at the Option of the Holder."

SUBORDINATION

    The notes are unsecured obligations and are subordinated in right of payment, as provided in the Indenture, to the prior payment in full in cash or other payment satisfactory to holders of Senior Indebtedness of all existing and future Senior Indebtedness.

    The term "Senior Indebtedness" means that the principal, premium, if any, interest (including all interest accrued subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and all other amounts owed in respect of all our Indebtedness (defined below), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions, refinancings, replacements, restatements or refundings of, or amendments, modifications or supplements to, the foregoing, except for:

    - any such Indebtedness that is by its terms subordinated to or ranking equal with the notes; and

    - any Indebtedness between or among us and any of our subsidiaries, a majority of the voting stock of which we directly or indirectly own.

    The term "Indebtedness" means:

    - all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange or similar agreements, interest rate protection, hedging or similar agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the holder is to the whole of the assets or only to a portion thereof), other than any account payable or other accrued current liability or current obligation, in each case not constituting indebtedness, obligations or other liabilities for borrowed money and incurred in the ordinary course of business in connection with the obtaining of materials or services;

    - all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees, bankers' acceptances, security purchase facilities or similar credit transactions;

    - all of our obligations and liabilities, contingent or otherwise, in respect of deferred and unpaid balances on any purchase price of any property;

    - all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet and all obligations and other liabilities, contingent or otherwise, under any lease or related document, including, without limitation, the balance deferred and unpaid on any purchase price of any property and a purchase agreement in connection with the lease of real property that provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of the leased property to the lessor and our obligations under that lease or related document to purchase or to cause a third party to purchase that leased property;

    - all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

    - all of our direct or indirect guarantees or similar agreements in respect of, and obligations or liabilities, contingent or otherwise, to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in the above clauses;

    - recourse or repurchase obligations arising in connection with sales of assets in transactions that are in the nature of asset-based financings, whether or not such transactions are treated as sales under generally accepted accounting principles or bankruptcy, tax or other applicable laws, where such recourse or repurchase obligations arise out of the failure of such assets to provide the economic benefit to which the purchaser is entitled under the agreements relating to such transactions;

    - any indebtedness, or other obligations described in the above clauses secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us; and

    - any and all deferrals, renewals, extensions, refinancings, replacements, restatements and refundings of, or amendments, modifications or supplements to, or any indebtedness or obligation issued in exchange for, any indebtedness, obligation or liability of the kind described in the above clauses.

    Any Senior Indebtedness will continue to be Senior Indebtedness and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of its terms.

    By reason of the application of the subordination provisions, in the event of dissolution, winding up, insolvency, bankruptcy or other similar proceedings, upon any distribution of our assets:

    - the holders of the notes are required to pay over their share of that distribution to the trustee in bankruptcy, receiver or other person distributing our assets for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full in cash or other payment satisfactory to the holders of Senior Indebtedness; and

    - our unsecured creditors may recover less, ratably, than holders of our Senior Indebtedness, and may recover more, ratably, than the holders of notes.

    In addition, we may not pay the principal amount, the Change in Control Purchase Price (defined below), any redemption amounts or interest with respect to any notes, and we may not acquire any notes for cash or property, except as provided in the Indenture, if:

    - any payment default on any Senior Indebtedness has occurred and is continuing beyond any applicable grace period (including any payment default arising from acceleration of any Senior Indebtedness); or

    - any default, other than a payment default, with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity of that Senior Indebtedness and that default is either the subject of judicial proceedings or we receive a written notice of that default (a "Senior Indebtedness Default Notice").

    Notwithstanding the foregoing, payments with respect to the notes may resume and we may acquire notes for cash when:

    - the default with respect to the Senior Indebtedness is cured or waived or ceases to exist; or

    - in the case of a Senior Indebtedness Default Notice, 179 or more days pass after notice of the default is received by us, provided that the terms of the Indenture otherwise permit the payment or acquisition of the notes at that time.

    If we receive a Senior Indebtedness Default Notice, then any subsequent Senior Indebtedness Default Notice received within one year after receiving that Senior Indebtedness Default Notice relating to the same default on the same issue of Senior Indebtedness will not be effective to prevent the payment or acquisition of the notes as provided above. In addition, no payment may be made on the notes if any notes are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default until the earlier of:

    - 120 days after the date of acceleration of the notes; or

    - the payment in full of all Senior Indebtedness in cash or other consideration satisfactory to the holders of such Senior Indebtedness;

but only if payment on the notes is then otherwise permitted under the terms of the Indenture.

    The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any rights of ours to receive assets of any subsidiary upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be subject to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

    At December 31, 1999, we had $55.6 million of Senior Indebtedness outstanding. The Indenture does not restrict the incurrence by us or our subsidiaries of indebtedness or other obligations. As of December 31, 1999, our subsidiaries had approximately $8.8 million of liabilities to which the notes would be effectively subordinated.

CONVERSION RIGHTS

    You may convert your notes into shares of common stock at any time on or prior to maturity, provided, that if we call your note for redemption, you are entitled to convert it at any time before the close of business on the last business day prior to the redemption date. A note in respect of which you have delivered a Change in Control Purchase Notice (as defined below) exercising your option to require us to purchase that holder's note, may be converted only if the Change in Control Purchase Notice is withdrawn by a written notice of withdrawal delivered by you to the Paying Agent prior to the close of business on the Change in Control Purchase Date, in accordance with the terms of the Indenture.

    The initial conversion price is $135.60 per share and the initial Conversion Rate is 7.3746 shares per $1,000 principal amount of notes. The Conversion Rate is subject to adjustment upon the occurrence of the events described below. We will not issue fractional shares of our common stock upon the conversion of the notes. You will receive cash in an amount equal to the market value of that fractional share based on the closing sale price on the trading day immediately preceding the Conversion Date. You may convert a portion of your notes so long as that portion is $1,000 principal amount or an integral multiple of $1,000.

    To convert a note, you must:

    - complete and manually sign the conversion notice on the back of the note, or complete and manually sign a facsimile of the note, and deliver the conversion notice to the Conversion Agent, initially the Trustee, at the office maintained by the Conversion Agent for that purpose;

    - surrender the note to the Conversion Agent;

    - if required, furnish appropriate endorsements and transfer documents; and

    - if required, pay all transfer or similar taxes.

    Under the Indenture, the date on which all of these requirements have been satisfied is the Conversion Date.

    Upon conversion of a note, except as provided below, you will not receive any cash payment representing accrued interest on the note. Our delivery to you of the fixed number of shares of common stock into which the note is convertible, together with any cash payment to be made instead of any fractional shares, will satisfy our obligation to pay the principal amount of the note, and the accrued and unpaid interest to the Conversion Date. Thus, the accrued but unpaid interest to the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued but unpaid cash interest will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an Event of Default described under "--Events of Default" below. Notes surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on that Interest Payment Date, except notes to be redeemed on a date within that period, must be accompanied by payment of an amount equal to the interest on the surrendered notes that the registered holder is to receive. Except where notes surrendered for conversion must be accompanied by payment as described above, no interest on converted notes will be payable by us on any Interest Payment Date subsequent to the date of conversion. The Conversion Rate will not be adjusted at any time during the term of the notes for accrued interest.

    We will deliver to you a certificate for the number of full shares of common stock into which any note is converted, and any cash payment to be made instead of any fractional shares, as soon as practicable, but in any event no later than the seventh business day following the Conversion Date. For a summary of the U.S. federal income tax treatment that may affect you upon receiving common stock upon conversion, see "Certain United States Federal Income Tax Considerations--U.S. Holders--Conversion of the Notes" and "--Special Tax Rules Applicable Non-U.S. Holders--Conversion of the Notes."

    The Conversion Rate is subject to adjustment in some events, including:

    - the issuance of shares of our common stock as a dividend or a distribution with respect to common stock;

    - subdivisions and combinations of our common stock;

    - the issuance to all holders of common stock of rights, warrants or options entitling them, for a period not exceeding 45 days from the record date for such issuance, to subscribe for shares of our common stock at less than the current market price as defined in the Indenture;

    - the distribution to holders of common stock of evidences of our indebtedness, securities or capital stock, cash or assets, including securities, but excluding common stock distributions covered above, those rights, warrants, dividends and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations resulting in a reclassification, conversion, exchange or cancellation of common stock covered in a Transaction adjustment described below;

    - the payment of dividends and other distributions on common stock paid exclusively in cash, if the aggregate amount of these dividends and other distributions, when taken together with:

     -- other all-cash distributions made within the preceding 12 months not triggering a Conversion Rate adjustment, and

     -- any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for the common stock concluded within the preceding 12 months not triggering a Conversion Rate adjustment, exceeds 10% of our aggregate market capitalization on the date of the payment of those dividends and other distributions. The aggregate market capitalization is the product of the current market price of our common stock as of the trading day immediately preceding the date of declaration of the applicable dividend multiplied by the number of shares of common stock then outstanding; and

    - payment to holders of common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or one of our subsidiaries for common stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to a tender or exchange offer by us or one of our subsidiaries, which involves an aggregate consideration that, together with:

     -- any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for the common stock concluded within the preceding 12 months not triggering a Conversion Rate adjustment, and

     -- the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months not triggering a Conversion Rate adjustment,

      exceeds 10% of our aggregate market capitalization.

    However, adjustment is not necessary if you may participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that our Board of Directors determines to be fair and appropriate, or in some other cases specified in the Indenture. In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase our securities applicable to one share of common stock distributed to stockholders exceeds the Average Sale Price (as defined in the Indenture) per share of common stock, or the Average Sale Price per share of common stock exceeds the fair market value of that portion of assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, you will be entitled to receive upon conversion, in addition to the shares of common stock into which your note is convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the distribution you would have received if you had converted your note immediately prior to the record date for determining the stockholders entitled to receive the distribution. The Indenture permits us to increase the Conversion Rate from time to time.

    Under the provisions of our rights agreement, you will receive, in addition to the common stock issuable upon such conversion, the rights, whether or not the rights have separated from the common stock at the time of the conversion. In addition, if we implement a new shareholder rights plan, this new rights plan must provide that upon conversion of the existing notes you will receive, in addition to the common stock issuable upon such conversion, the rights whether or not such rights have separated from the common stock at the time of such conversion.

    In the event that we become a party to any transaction, including, and with some exceptions:

    - any recapitalization or reclassification of the common stock;

    - any consolidation of us with, or merger of us into, any other person, or any merger of another person into us;

    - any sale, transfer or lease of all or substantially all of our assets; or

    - any compulsory share exchange,

pursuant to which the common stock is converted into the right to receive other securities, cash or other property (each of the above being referred to as a "Transaction"), then you will have the right to convert your notes that are then outstanding only into the kind and amount of securities, cash or other property receivable upon the consummation of that Transaction by you of the number of shares of common stock issuable upon conversion of those notes immediately prior to that Transaction.

    This calculation will be made based on the assumption that you, as a holder of common stock, failed to exercise any rights of election that you may have to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

    In the case of a Transaction, each note will become convertible into the securities, cash or property receivable by you of the number of shares of the common stock into which the note was convertible immediately prior to that Transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the notes in the future. For example, if we were acquired in a cash merger each note would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

    In the event of a taxable distribution to holders of common stock that results in an adjustment of the Conversion Rate, or in which you otherwise participate, or in the event the Conversion Rate is increased at our discretion, you may, in some circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. Moreover, in some other circumstances, the absence of an adjustment to the Conversion Rate may result in a taxable dividend to you. See "Certain United States Federal Income Tax Considerations--U.S. Holders--Dividends."

PROVISIONAL REDEMPTION

    We may redeem the notes, in whole or in part, at any time before March 5, 2003, at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest, if any, to the provisional redemption date if

    - the closing price of our common stock has exceeded 150% of the conversion price then in effect (as determined based on the then effective Conversion
      Rate) for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the provisional redemption notice (which date shall be not less than 30 nor more than 60 days prior to the provisional redemption date) and

    - this shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective for the 30 days following the provisional redemption date unless registration is no longer required.

    Upon any provisional redemption, we will make an additional payment in cash with respect to the notes called for redemption to the holders of those notes on the notice date in an amount equal to $166.67 per $1,000 principal amount of notes, less the amount of any interest actually paid per $1,000 principal amount of notes prior to the redemption date. We are obligated to make this additional payment on all notes called for provisional redemption, including any notes converted after the notice date and before the provisional redemption date.

REDEMPTION OF NOTES AT OUR OPTION

    There is no sinking fund for the notes. On or after March 5, 2003, we are entitled to redeem the notes for cash as a whole at any time, or from time to time, in part, upon not less than 30 days' nor more than 60-days' notice of redemption given by mail to the record holders of notes, unless a shorter notice is satisfactory to the trustee, at the redemption prices set out below plus accrued cash interest to the redemption date. Any redemption of the notes in part must be in integral multiples of $1,000 principal amount.

    The table below shows redemption prices of a note per $1,000 principal amount if redeemed during the following periods:

                                                              REDEMPTION
PERIOD                                                          PRICE
------                                                          -----
March 5, 2003 through February 29, 2004.....................   102.286%
March 1, 2004 through February 28, 2005.....................   101.714%
March 1, 2005 through February 28, 2006.....................   101.143%
March 1, 2006 through February 28, 2007.....................   100.571%

and 100% of the principal amount on March 1, 2007, in each case together with accrued interest to the redemption date.

    If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of those notes prior to the redemption, the converted portion will be deemed, solely for purposes of determining the aggregate principal amount of the notes to be redeemed by us, to be of the portion selected for redemption.

CHANGE IN CONTROL PERMITS PURCHASE OF NOTES AT THE OPTION OF THE HOLDER

    In the event of any change in control (as defined below) of TriQuint, you have the right, at your option, subject to the terms and conditions of the Indenture, to require us to purchase all or any part of your notes provided that the principal amount must be $1,000 or an integral multiple of $1,000. You will have the right to require us to make that purchase on the date that is 45 business days after the occurrence of the change in control (the "Change in Control Purchase Date") at a price equal to 100% of the principal amount of your notes plus accrued interest to the Change in Control Purchase Date (the "Change in Control Purchase Price").

    We may, at our option, instead of paying the Change in Control Purchase Price in cash, pay the Change in Control Purchase Price in our common stock valued at 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third day prior to the Change in Control Date. We cannot pay the Change in Control Purchase Price in common stock unless we satisfy the conditions described in the Indenture.

    Within 25 business days after the Change in Control, we will mail to the trustee, all record holders of the notes, and beneficial owners as required by applicable law, a notice regarding the Change in Control, which will state, among other things:

    - the date of the Change in Control and, briefly, the events causing the Change in Control;

    - the date by which the Change in Control Purchase Notice (as defined below) must be given;

    - the Change in Control Purchase Date;

    - the Change in Control Purchase Price;

    - the name and address of the Paying Agent and the Conversion Agent;

    - the Conversion Rate and any adjustments to the Conversion Rate;

    - that notes with respect to which a Change in Control Purchase Notice is given by the record holder may be converted only if the Change in Control Purchase Notice has been withdrawn in accordance with the terms of the Indenture;

    - the procedures that you must follow to exercise these rights;

    - the procedures for withdrawing a Change in Control Purchase Notice;

    - that record holders who want to convert notes must satisfy the requirements provided in the notes; and

    - briefly, the conversion rights of holders of notes.

    To exercise the purchase right, you must deliver written notice of the exercise of the purchase right (a "Change in Control Purchase Notice") to the Paying Agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, prior to the close of business, on the business day prior to the Change in Control Purchase Date. Any Change in Control Purchase Notice must state:

    - the name of the record holder of the notes;

    - the certificate numbers of the notes to be delivered by you for purchase by us;

    - the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

    - that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

    You may withdraw any Change in Control Purchase Notice by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the business day immediately preceding the Change in Control Purchase Date. Your notice of withdrawal must state the principal amount and the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

    In order for us to pay the Change in Control Purchase Price, you must deliver your notes together with necessary endorsements, and your Change in Control Purchase Notice has been delivered and not withdrawn, to the Paying Agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, at any time, whether prior to, on or after the Change in Control Purchase Date, after the delivery of the Change in Control Purchase Notice. We will pay the Change in Control Purchase Price for the note promptly following the later of the business day following the Change in Control Purchase Date and the time of delivery of the note. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of your note on the business day following the Change in Control Purchase Date, then, immediately after the Change in Control Purchase Date, your note will cease to be outstanding and interest on your note will cease to accrue and will be deemed paid, whether or not that note is delivered to the Paying Agent, and all of your other rights will terminate, other than the right to receive the Change in Control Purchase Price upon delivery of your note.

    Under the Indenture, a "change in control" of TriQuint is deemed to have occurred upon the occurrence of any of the following events:

    - any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of our total outstanding voting stock other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

    - we consolidate with, or merge with or into another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, in any such event pursuant to a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than where:

     -- our voting stock is not converted or exchanged at all, except to the extent necessary to reflect a change in our jurisdiction of incorporation, or is converted into or exchanged for voting stock, other than redeemable capital stock, of the surviving or transferee corporation; and

     -- immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Persons who were the "beneficial owner" (as described below), directly or indirectly, of more than 50% of the total voting power of all of our voting stock immediately before such transaction, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation;

    - during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors then in office; or

    - our stockholders pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of our stockholders are required under applicable law to cause a liquidation or dissolution.

    "Redeemable capital stock" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the notes or is redeemable at the option of the holder of the notes at any time prior to such final stated maturity, or is convertible into or exchangeable for debt securities at any time prior to such final stated maturity. Redeemable capital stock does not include any common stock the holder of which has a right to put to us upon some terminations of employment.

    The definition of change in control includes a phrase relating to the lease, transfer, conveyance or other disposition of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase such notes as a result of a lease, transfer, conveyance or other disposition of less than all of our assets may be uncertain.

    The Indenture does not permit our Board of Directors to waive our obligation to purchase notes at your option in the event of a change in control of TriQuint.

    We are not required to make an offer to purchase the notes upon a change in control if a third party makes an offer to purchase the notes in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture for the offer to purchase we would otherwise be required to make and that third party purchases all notes validly tendered to it and not withdrawn.

    We will comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by us to purchase notes at the option of the holders of notes upon a change in control. In some circumstances, the change in control purchase feature of the notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The change in control purchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature was the result of negotiations between us and the initial purchasers.

    If a change in control were to occur, we do not know whether we would have funds sufficient to pay the Change in Control Purchase Price for all of the notes that might be delivered by holders seeking to exercise the purchase right, because we or our subsidiaries might also be required to prepay some indebtedness or obligations having financial covenants with change of control provisions in favor of the holders of that indebtedness or those obligations. In addition, our other indebtedness or obligations may have cross-default provisions that could be triggered by a default under the change in control provisions thereby possibly resulting in acceleration of the maturity of that other indebtedness or those obligations. In any of these circumstances, the holders of the notes would be subordinated to the prior claims of the holders of other indebtedness or obligations. In addition, our ability to purchase the notes with cash may be limited by the terms of our then-existing borrowing agreements. No notes may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "--Events of Default" below (other than a default in the payment of the Change in Control Purchase Price with respect to those notes).

CONSOLIDATION, MERGER AND SALE OR LEASE OF ASSETS

    Without your consent, we may consolidate with or merge into or transfer or lease our assets substantially as an entirety to, any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (each a "person"), and any person is entitled to consolidate with or merge into, or transfer or lease its assets substantially as an entirety to us, provided that:

    - the person, if other than us, formed by a consolidation or into which we are merged, or the person, if other than one of our subsidiaries, which receives the transfer of our assets substantially as an entirety, is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and expressly assumes our obligations on the notes and under the Indenture;

    - immediately after giving effect to the consolidation, merger, transfer or lease, no Event of Default (as defined above), and no event which, after notice or lapse of time or both, would become an Event of Default, happened and is continuing; and

    - if required by the Indenture, an officer's certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the Indenture, have been delivered by us to the Trustee.

EVENTS OF DEFAULT

    The Indenture provides that, if an Event of Default specified in the Indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of, and accrued interest to the date of that declaration, on all the notes to be immediately due and payable. In the case of some events of bankruptcy or insolvency, the principal of, and accrued interest on all the notes to the date of the occurrence of that event, will automatically become and be immediately due and payable. Upon any acceleration of the payment of principal and accrued interest with respect to the notes, the subordination provisions of the Indenture will preclude any payment being made to you until the earlier of:

    - 120 days or more after the date of that acceleration; and

    - the payment in full of all Senior Indebtedness in cash or other consideration satisfactory to such Senior Indebtedness.

but only if such payment is then otherwise permitted under the terms of the Indenture. See "--Subordination."

    Under some circumstances, the holders of a majority in aggregate principal amount of the notes may rescind any acceleration with respect to the notes and its consequences.

    Interest will continue to accrue and be payable on demand upon a default in:

    - the payment of:

     --  principal and interest when due,

     --  redemption amounts, or

     --  Change in Control Purchase Price;

    - the delivery of shares of common stock to be delivered on conversion of notes; or

    - the payment of cash in lieu of fractional shares to be paid on conversion of notes,

in each case to the extent that the payment of interest that is due is legally enforceable.

    Under the Indenture, Events of Default include:

    - default in payment of the principal amount, interest when due (if that default in payment of interest continues for 30 days), any redemption amounts or the Change in Control Purchase Price with respect to any note, when that principal amount, interest, redemption amount or Change in Control Purchase Price becomes due and payable (whether or not that payment is prohibited by the provisions of the Indenture);

    - failure by us to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock, or cash instead of fractional shares, are required to be delivered following conversion of a note, and that default continues for 10 days;

    - failure by us to comply with any of our other agreements in the notes or the Indenture, the receipt by us of notice of that default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure that default within 60 days after our receipt of that notice;

    - default under any bond, note or other evidence of indebtedness for money borrowed by us having an aggregate outstanding principal amount in excess of $35 million, which default shall have resulted in that indebtedness being accelerated, without that indebtedness being discharged or that acceleration having been rescinded or annulled within 60 days after our receipt of the notice of default from the trustee or receipt by us and the trustee of the notice of default from the holders of not less than 25% in aggregate principal amount of the notes then outstanding, unless that default has been cured or waived; or

    - some events of bankruptcy or insolvency.

    The trustee will, within 90 days after the occurrence of any default, mail to all holders of the notes notice of all defaults of which the trustee is aware, unless those defaults have been cured or waived before the giving of that notice. The trustee may withhold notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to the notes.

    The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that the direction must not be in conflict with any law or the Indenture and the direction is subject to some other limitations. The trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. You will not have any right to pursue any remedy with respect to the Indenture or the notes, unless:

    - you have previously given the trustee written notice of a continuing Event of Default;

    - the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the relevant remedy;

    - you have, or the holders making that written request have, offered to the trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it;

    - the trustee has failed to comply with the request within 60 days after receipt of that notice, request and offer of security or indemnity; and

    - the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with that request within 60 days after receipt of that request.

Your right:

    - to receive payment of principal, any redemption amounts, the Change in Control Purchase Price or interest in respect of the notes you hold on or after the respective due dates expressed in the notes;

    - to convert those notes; or

    - to bring suit for the enforcement of any payment of principal, any redemption amounts, the Change in Control Purchase Price or interest in respect of those notes held by you on or after the respective due dates expressed in the notes, or the right to convert;

will not be impaired or adversely affected without your consent.

    The holders of a majority in aggregate principal amount of notes at the time outstanding may waive any existing default and its consequences except:

    - any default in any payment on the notes;

    - any default with respect to the conversion rights of the notes; or

    - any default in respect of the covenants or provisions in the Indenture that may not be modified without the consent of the holder of each note as described in "--Modification, Waiver and Meetings" below.

    When a default is waived, it is deemed cured and will cease to exist, but that waiver does not extend to any subsequent or other default or impair any consequent right.

    We are required to furnish to the trustee annually a statement as to any default by us in the performance and observance of our obligations under the Indenture. In addition, we are required to file with the trustee written notice of the occurrence of any default or Event of Default within five business days of our becoming aware of the occurrence of any default or Event of Default.

MODIFICATION, WAIVER AND MEETINGS

    The Indenture or the notes may be modified or amended by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding except as specified below. The Indenture or the notes may not be modified or amended by us without the consent of each holder affected thereby, to, among other things:

    - reduce the principal amount, Change in Control Purchase Price or any redemption amounts with respect to any note, or extend the stated maturity of any note or alter the manner of payment or rate of interest on any note or make any note payable in money or securities other than that stated in the note;

    - make any reduction in the principal amount of notes whose holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to those amendments or waivers;

    - make any change that adversely affects the right of a holder to convert any note;

    - modify the provisions of the Indenture relating to the ranking of the notes in a manner adverse to the holders of the notes; or

    - impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes.

Without the consent of any holder of notes, we and the Trustee may amend the Indenture to:

    - cure any ambiguity, defect or inconsistency, provided, however, that the amendment to cure any ambiguity, defect or inconsistency does not materially adversely affect the rights of any holder of notes;

    - provide for the assumption by a successor of our obligations under the Indenture;

    - provide for uncertificated notes in addition to certificated notes, as long as those uncertificated notes are in registered form for United States federal income tax purposes;

    - make any change that does not adversely affect the rights of any holder of notes;

    - make any change to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

    - add to our covenants or our obligations under the Indenture for the protection of holders of the notes; or

    - surrender any right, power or option conferred by the Indenture on us.

FORM, DENOMINATION, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

    We initially issued the notes in the form of one or more global notes. The global notes were deposited with, or on behalf of, The Depository Trust Company ("DTC"), and registered in the name of DTC or its nominee. The notes were issued in denominations of $1,000 and integral multiples of $1,000.

    The principal, any premium and any interest on the notes are payable, without coupons, and the exchange of and the transfer of the notes are registrable, at our office or agency maintained for that purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for that purpose.

    You may present the notes for exchange, and for registration of transfer, with the form of transfer endorsed on those notes, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for that purpose, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. We appointed the trustee of the notes as securities registrar under the Indenture. We may at any time rescind designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that we maintain a transfer agent in each place of payment for the notes. We may at any time designate additional transfer agents for the notes.

    All monies paid by us to a paying agent for the payment of principal, any premium or any interest, on any note which remains unclaimed for two years after the principal, premium or interest has become due and payable may be repaid to us, and after the two-year period, you may look only to us for payment.

    In the event of any redemption, we are not required to:

    - issue, register the transfer of or exchange notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of notes to be redeemed and ending at the close of business on the day of that mailing; or

    - register the transfer of or exchange any note called for redemption, except, in the case of any notes being redeemed in part, any portion not being redeemed.

BOOK-ENTRY SYSTEM

    Upon the issuance of a global note, DTC credited, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by that global note to the accounts of institutions or persons, commonly known as participants, that have accounts with DTC or its nominee. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of interests in a global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in that global note). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global note.

    So long as DTC, or its nominee, is the registered holder and owner of the global note, DTC or its nominee, as the case may be, is considered the sole owner and holder for all purposes of the notes and for all purposes under the Indenture. Except as described below, owners of beneficial interests in a global note is not entitled to have the notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and are not be considered to be the owners or holders of any notes under the Indenture or that global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes under the Indenture of that global note. We understand that under existing industry practice, in the event we request any action of holders of notes or if an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through them to take those actions or would otherwise act upon the instructions of beneficial owners owning through them.

    Payments of principal of and any premium and any interest on the notes represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner and holder of that global note, against surrender of the notes at the principal corporate trust office of the trustee. Interest payments will be made at the principal corporate trust office of the trustee or by a check mailed to the holder at its registered address.

    We expect that DTC, upon receipt of any payment of principal, and any premium and any interest, in respect of a global note, will immediately credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown on the records of DTC. We expect that payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants. We, our agent, the trustee and its agent do not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in that global note owning through those participants.

    Unless and until it is exchanged in whole or in part for notes in definitive form, a global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or a successor to DTC selected or approved by us or to a nominee of that successor to DTC.

    The notes represented by a global note will be exchangeable for notes in definitive form of like tenor as that global note in denominations of $1,000 and in any greater amount that is an integral multiple of $1,000 if:

    - DTC notifies us and the trustee that it is unwilling or unable to continue as DTC for that global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

    - we, in our sole discretion, determine not to have all of the notes represented by a global note and notify the trustee of that determination; or

    - there is, or continues to be, an Event of Default or there is an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes.

    Any note that is exchangeable pursuant to the preceding sentence is exchangeable for notes registered in the names which DTC will instruct the trustee. It is expected that DTC's instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global note. Subject to the foregoing, a global note is not exchangeable except for a global note or global notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

NOTICES

    Except as otherwise provided in the Indenture, notices to holders of notes will be given by mail to the addresses of holders of the notes as they appear in the security register.

REPLACEMENT OF NOTES

    Any mutilated note will be replaced by us at the expense of the holder upon surrender of that note to the trustee. Notes that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of notes or evidence of the destruction, loss or theft of the notes satisfactory to us and the trustee. In the case of a destroyed, lost or stolen note, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of that note before a replacement note will be issued.

GOVERNING LAW

    The Indenture, the notes and the registration rights agreement is governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION REGARDING THE TRUSTEE

    State Street Bank and Trust Company of California, N.A. is the trustee, securities registrar, paying agent and conversion agent under the Indenture.

REGISTRATION RIGHTS OF HOLDERS OF THE NOTES

    We and the initial purchasers entered into the registration rights agreement on February 24, 2000.

    Under the registration rights agreement, we generally are required to:

    - File, within 90 days after February 24, 2000, a shelf registration statement covering the notes and the common stock issuable upon conversion of the notes;

    - use our reasonable efforts to cause the shelf registration to become effective as promptly as practicable; and

    - use our reasonable efforts to keep the shelf registration statement effective except as specified below until the earlier of the sale of all the transfer restricted securities or two years after March 3, 2000.

    When we use the term "transfer restricted securities" in this section, we mean the common stock issued upon conversion until the earlier of the following events:

    - the date the note or common stock issued upon conversion has been effectively registered under the Securities Act of 1933 and sold or transferred pursuant to the shelf registration statement;

    - the date on which the note or common stock issued upon conversion is distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or is available for sale pursuant to Rule 144(k) under the Securities Act of 1933; or

    - the date the note or common stock issued upon conversion ceases to be outstanding.

    We will be required to pay predetermined liquidated damages if one of the following "registration defaults" occurs:

    - we do not file the shelf registration statement within 90 days after February 24, 2000;

    - the Securities and Exchange Commission does not declare the shelf registration statement effective within 180 days after February 24, 2000; or

    - after it has been declared effective, the shelf registration statement ceases to be effective or available for more than 90 days in any period of 365 consecutive days.

    If a registration default occurs, liquidated damages initially accrue
(a) for the notes that are transfer restricted securities, at the rate of $.05 per week per $1,000 principal amount of the notes and (b) for any common stock issued on conversion of the notes that are transfer restricted securities, at an equivalent rate based on the conversion price. If the registration default has not been cured within 90 days, the liquidated damages rate will increase by $.05 per week per $1,000 principal amount of the notes that are transfer restricted securities (and an equivalent amount for any common stock issued upon conversion that are transfer restricted securities) for each subsequent 90-day noncompliance period, up to a maximum rate of $.25 per week per $1,000 principal amount of the notes that are transfer restricted securities. Liquidated damages generally are payable at the same time as interest payments on the notes.

    We may suspend the use of the shelf registration statement in certain circumstances described in the registration rights agreement upon notice to the holders of the transfer restricted securities, subject to the rights of the holders of transfer restricted securities to receive liquidated damages in accordance with the registration rights agreement.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    Our authorized capital stock consists of 200,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK

    Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. We have not paid any cash dividends on our common stock. Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, except that upon giving notice required by law and in our bylaws, stockholders may cumulate their votes in the election of directors. In the event of a liquidation, dissolution or winding up of TriQuint, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

    Pursuant to our shareholder rights plan, each share of common stock currently outstanding and all shares of common stock to be issued upon conversion of the notes offered herein has received or will receive, as the case may be, one preferred share purchase right per share of common stock, which until such right becomes exercisable, trades with the shares of our common stock.

    At December 31, 1999, 37,843,440 shares of common stock were outstanding. There were 225 stockholders of record at February 1, 2000. At December 31, 1999, options to purchase an aggregate of 6,755,038 shares of common stock were also outstanding.

PREFERRED STOCK

    Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock (less 25,000 shares which have been designated series A participating preferred stock) in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions, any or all of which may be greater than the rights of our common stock, granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; and

    - delaying or preventing a change in control of our company without further action by the stockholders.

    In connection with our shareholder rights plan, 25,000 shares of such preferred stock have been designated series A participating preferred stock. No shares of the series A participating preferred stock have been issued or are issuable until the occurrence of certain triggering events. See "--Shareholder Rights Plan." The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of TriQuint without further action by the stockholders, may adversely affect the voting and other rights of the holders of common stock and may have the effect of decreasing the market price of the common stock. At present, we have no plans to issue any shares of preferred stock.

ANTI-TAKEOVER EFFECTS OF SOME PROVISIONS OF DELAWARE LAW AND OUR CHARTER
DOCUMENTS

    A number of the provisions of Delaware law and our certificate of incorporation and bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. These provisions include our failure to "opt out" of the protections of Section 203 of the Delaware General Corporation Law, as described below, as well as our reservation of 5,000,000 shares of blank check preferred and our staggered board of directors. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging such proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

DELAWARE LAW

    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

    - prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

CHARTER DOCUMENTS

    Our certificate of incorporation provides for cumulative voting for the election of directors. Section 141 of the Delaware General Corporation Law provides that a director elected by cumulative voting may not be removed without cause if the number of votes cast against removal would be sufficient to elect such director under cumulative voting. Our bylaws define "cause" for the purpose of these provisions to mean:

    - continued willful failure to perform the obligations of a director,

    - gross negligence by the director,

    - engaging in transactions that defraud our company,

    - fraud or intentional misrepresentation including falsifying use of funds and intentional misstatements made in financial statements, books, records or reports to stockholders or governmental agencies,

    - material violation of any agreement between the director and TriQuint,

    - knowingly causing us to commit violations of applicable law (including by failure to act),

    - acts of moral turpitude or

    - conviction of a felony.

    Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of that item of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

    Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The following persons are authorized to call a special meeting of stockholders:

    - a majority of our board of directors;

    - the chairman of the board; or

    - the chief executive officer.

    The limitation on the right of our stockholders to call a special meeting will make it more difficult for a stockholder to force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders. The restriction on the ability of stockholders to call a special meeting also will make it more difficult to replace the board until the next annual meeting.

    Although Delaware law provides that stockholders may execute an action by written consent in lieu of a stockholder meeting, it also allows us to eliminate stockholder actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since actions by written consent are not subject to the minimum notice requirement of a stockholder's meeting. However, we believe that the elimination of stockholders' written consents may deter hostile takeover attempts. Without the availability of stockholder's actions by written consent, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders meeting. The holder would have to obtain the consent of a majority of the board of directors, the chairman of the board or the chief executive officer to call a stockholders' meeting and satisfy the notice periods determined by the board of directors. Our certificate of incorporation provides for the elimination of actions by written consent of stockholders.

SHAREHOLDER RIGHTS PLAN

    In June 1998, our board of directors adopted the shareholder rights plan (the "rights plan"). Pursuant to the rights plan, we declared a dividend of one preferred share purchase right (a "right") for each outstanding share of common stock and each share of common stock issued thereafter. Initially, each right entitles the holder thereof to purchase from TriQuint one share of common stock at an exercise price of $400.00, subject to adjustment for stock splits, stock dividends and similar events. The rights are not exercisable until the occurrence of certain triggering events. The rights will become exercisable only if a person or group acquires 15% or more of our common stock or announces a tender offer or exchange offer that would result in their ownership of 15% or more of our common stock.

    Ten days after an acquisition or offer by a person or group for 15% or more of TriQuint's common stock, each right becomes exercisable at the right's then current exercise price, for shares of our common stock (or, in certain circumstances as determined by our board of directors, a combination of cash, property, common stock or other securities) having a value of twice the right's exercise price. Alternatively, if TriQuint is involved in a merger or other business combination transaction with another person ten or more days after such acquisition or offer, each right becomes exercisable, at the right's then current exercise price, for shares of common stock of such other person having a value of twice the right's exercise price. The rights are redeemable up to ten days following the announcement of such acquisition or offer, subject to extension by our board of directors, at a price of $0.01 per right. The rights plan expires in June 2008 unless we redeem the rights earlier.

    Pursuant to the rights plan, we designated 25,000 shares of preferred stock series A participating preferred, and reserved those shares for issuance under the rights plan. The series A participating preferred purchasable upon exercise of the rights will be nonredeemable and junior to any other series of preferred stock we may issue (unless otherwise provided in the terms of such stock). Each share of series A participating preferred will have a preferential cumulative quarterly dividend in an amount equal to 1,000 times the dividend declared on each share of common stock and, in the event of liquidation, the holders of series A participating preferred will receive a preferred liquidation payment equal to $125,000 per share, plus accrued and unpaid dividends (the "series A liquidation preference"). Following payment of the series A liquidation preference, and after the holders of shares of common stock shall have received an amount per share equal to the quotient obtained by dividing the series A liquidation preference by 1,000, the holders of series A participating preferred and holders of common stock shall share ratably and proportionately the remaining assets to be distributed in liquidation. Each share of series A participating preferred stock will have 1,000 votes, voting together with the shares of common stock as a single class. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged for or changed into other securities, cash and/or other property, each share of series A participating preferred will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock.

    The rights plan is intended to protect TriQuint's stockholders in the event of an unsolicited offer to acquire, or the acquisition of, 15% or more of the common stock of TriQuint. The rights are not intended to prevent a takeover of TriQuint and will not interfere with any tender offer or business combination approved by the board of directors. The rights encourage persons seeking control of TriQuint to initiate such an acquisition or offer to acquire through arm's-length negotiations with the board of directors.

INDEMNIFICATION ARRANGEMENTS

    Our certificate of incorporation limits the liability of our directors and executive officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to our company or our stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

    - any transaction from which the director derived an improper personal benefit.

    The limits on a director or officer's liability in our certificate of incorporation do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our certificate of incorporation together with our bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law.

    We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that the indemnification provisions of our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

    We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our directors and executive officers.

    At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of our company where indemnification will be required or permitted. Nor are we aware of any threatened litigation or proceeding that might result in a claim for indemnification.

TRANSFER AGENT AND REGISTRAR

    ChaseMellon Shareholder Services LLC serves as the transfer agent and registrar for our common stock. ChaseMellon's address is 85 Challenger Road, Ridgefield Park, New Jersey 07660 and its telephone number is 1-800-522-6645.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on authorities now in effect. These authorities may change, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. The summary generally applies only to U.S. Holders that purchase notes in the initial offering at their issue price and hold the notes or common stock as "capital assets" (generally, for investment). For this purpose, U.S. holders include citizens or residents of the United States and corporations organized under the laws of the United States or any state. Trusts are U.S. holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons. Special rules apply to nonresident alien individuals and foreign corporations or trusts ("Non-U.S. holders"). This summary describes some, but not all, of these special rules. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is attributed to its owners. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. holders or the effects of any applicable foreign, state, or local laws.

    INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

U.S. HOLDERS

    TAXATION OF INTEREST. U.S. holders are required to recognize ordinary interest income when interest on the notes is paid or accrued, in accordance with the holders' regular method of tax accounting. In general, if a holder of a debt instrument may receive payments of other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. The notes were not issued with original issue discount. In certain circumstances, we may be obligated to pay noteholders amounts in excess of stated interest or principal. For example, we are required to pay liquidated damages to noteholders in certain circumstances described in "Description of Notes--Registration Rights of the Holders of the Notes." In addition, if the price of our common stock exceeds 150% of the conversion price of the notes during a prescribed period, and certain other conditions are met regarding the registration of the notes and common stock, we may call the notes for redemption at a price that will include an additional amount in excess of their principal amount. The original issue discount regulations allow contingent payments such as these to be disregarded in computing a holder's interest income if the contingency is either "incidental" or "remote." If we are required to pay liquidated damages, we believe that these payments would be insignificant relative to the total expected amount of remaining payments on the notes. Therefore, we will treat the possible payment of liquidated damages as an incidental contingency. If we exercise our provisional redemption right, it is likely that holders of the notes would convert them into common stock. Therefore, we believe that the possibility that we will pay the prescribed redemption premium is remote. Our determination that these contingencies are incidental or remote is binding on holders unless they disclose their contrary position. If we pay liquidated damages, noteholders would be required to recognize additional interest income. If we pay a redemption premium in connection with our exercise of our provisional redemption right, the premium would most likely be treated as capital gain under the rules described under "U.S. Holders--Sale, Exchange or Redemption of the Notes."

    SALE, EXCHANGE OR REDEMPTION OF THE NOTES. A U.S. holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange other than a conversion of the note into common stock. The holder's gain (or loss) will equal the amount by which the proceeds received by the holder exceed (or are less than) the holder's adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder's tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 20%, while the deductibility of capital losses is subject to limitation.

    CONVERSION OF THE NOTES. A U.S. holder generally will not recognize any income, gain or loss on converting a note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder will be treated as if it received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain (or loss) in the amount by which the cash exceeds (or is less than) the holder's basis attributable to the fractional share. The holder's basis in the common stock received on conversion will equal the holder's adjusted basis in the note. The holder's holding period for the stock will include the period during which the holder held the note.

    DIVIDENDS. If, after converting a note into common stock, a U.S. holder receives a distribution from us in respect of the stock, the distribution will be treated as a dividend, taxable to the U.S. holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in our common stock. Any remaining excess will be treated as capital gain. If the U.S. holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

    The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend paid in stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price were adjusted to compensate noteholders for distributions of cash or property to our stockholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in TriQuint. Such a change could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. These changes, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like distributions paid in cash or other property. They would result in ordinary income to the recipient, to the extent of TriQuint's current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

    SALE OF COMMON STOCK. A U.S. holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain (or loss) will equal the amount by which the proceeds received by the holder exceed (or are less than) the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 20 percent, while the deductibility of capital losses is subject to limitation.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

    TAXATION OF INTEREST. Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. holder that

    - owns, directly or indirectly, our voting stock with 10% or more of the total voting power, or

    - is a "controlled foreign corporation" that is related to TriQuint.

In general, a controlled foreign corporation is a foreign corporation more than 50% of the stock of which (by vote or value) is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, voting stock with at least 10% of the total voting power.

    The portfolio interest exception and several of the special rules for Non-U.S. holders described below apply only if the holder certifies its nonresident status. A Non-U.S. holder can meet this certification requirement by providing a Form W-8BEN to us or our paying agent. If the Non-U.S. holder holds a note through a financial institution, or other agent acting on the owner's behalf, the certification requirement will be met if the Non-U.S. holder provides a Form W-8BEN to the agent and the agent provides to us or our paying agent a Form W-8IMY along with a copy of the Non-U.S. holder's Form W-8BEN. The certification requirement can also be met using appropriate substitute forms for the standard IRS forms. For payments made to a foreign partnership after December 31, 2000, the certification requirements generally apply to the partners rather than the partnership.

    SALE, EXCHANGE OR REDEMPTION OF NOTES. Non-U.S. holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if

    - the gain is effectively connected with the conduct by the Non-U.S. holder of a U.S. trade or business,

    - the Non-U.S. holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates, or

    - the rules of the Foreign Investment in Real Property Tax Act ("FIRPTA") (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of notes if we are, or were within five years before the transaction, a "U.S. real property holding corporation" ("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. Even if we were a USRPHC, the FIRPTA rules would apply to a disposition of notes by a Non-U.S. holder only if the holder owned, directly or indirectly, more than 5% of our common stock within five years before the holder's disposition of the notes. For this purpose, the Non-U.S. holder would be treated as owning the stock of TriQuint that the holder could acquire on conversion of the holder's notes. If all of these conditions were met, and the FIRPTA rules applied to the sale, exchange, or other disposition of notes by a

Non-U.S. holder, then any gain recognized by the holder would be treated as effectively connected with a U.S. trade or business, and would thus be subject to U.S. federal income tax and withholding.

    CONVERSION OF THE NOTES. A Non-U.S. holder generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Special Tax Rules Applicable to Non-U.S. Holders--Sale of Common Stock," below.

    DIVIDENDS. Dividends paid to a Non-U.S. holder on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. holder's country of residence. A Non-U.S. holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders--Taxation of Interest."

    SALE OF COMMON STOCK. Non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described above under "Special Tax
Rules Applicable to Non-U.S. Holders--Sale, Exchange or Redemption of Notes."

    INCOME OR GAINS EFFECTIVELY CONNECTED WITH A U.S. TRADE OR BUSINESS. The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. holder, will not be subject to the 30% withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. holder is a corporation, that portion of its earnings and profits that are effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax." The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.

    U.S. FEDERAL ESTATE TAX. The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the holder would have qualified as portfolio interest, exempt from withholding tax as described above under "Special Tax Rules Applicable to Non-U.S. Holders--Taxation of Interest," and would not have been effectively connected with a U.S. trade or business. Because TriQuint is a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax at a 31% rate from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

    Payments of interest or dividends to individual U.S. holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

    The information reporting and backup withholding rules do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments of dividends on common stock, or interest on notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends paid after December 31, 2000, a Non-U.S. holder will have to certify its nonresident status. Some of the common means of doing so are described above under "Special Rules Applicable to Non-U.S. Holders--Taxation of Interest."

    Payments made to U.S. holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made January 1, 2001, through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. If the foreign broker is controlled by U.S. persons or engaged in a U.S. trade or business, information reporting, but not backup withholding, may apply.

    Payments made to Non-U.S. holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. holder certifies his nonresident status.

    Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

    THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT SUCH INVESTOR'S OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF NOTES OR COMMON STOCK OF TRIQUINT, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                            SELLING SECURITYHOLDERS

    We originally issued the notes in private placements in February 2000 and March 2000. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act and to a limited number of institutional accredited investors as defined in Rule 501(a)(1), (2),
(3) or (7) under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

    The following table contains information as of April 3, 2000, with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.

                                                PRINCIPAL
                                                AMOUNT AT
                                               MATURITY OF                     NUMBER OF
                                                  NOTES                        SHARES OF
                                               BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                                                OWNED THAT        NOTES       THAT MAY BE     COMMON STOCK
NAME                                           MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
----                                           ------------   -------------   ------------   --------------
State of Oregon Equity......................    $8,700,000         2.5%          64,159            *
  c/o Froley, Revy Investment Co., Inc.
  10900 Wilshire Boulevard
  Suite 900
  Los Angeles, CA 90024

Onyx Capital Management LLC.................     8,500,000         2.5           62,684            *
  50 Broadway
  Suite 702
  New York, New York 10004

Fidelity Financial Trust: Fidelity
  Convertible Securities Fund...............     7,440,000         2.2           59,867            *
  c/o FMR Corp.
  82 Devonshire Street
  Boston, MA 02109

PRIM Board..................................     5,025,000         1.5           37,057            *
  c/o Froley, Revy Investment Co., Inc.
  10900 Wilshire Boulevard
  Suite 900
  Los Angeles, CA 90024

Bear Stearns & Co., Inc.(3).................     3,550,000         1.0           25,811            *
  245 Park Avenue
  New York, NY 10167

White River Securities LLC..................     3,550,000         1.0           25,811            *
  c/o Bear Stearns & Co., Inc.
  Global Fund Management
  245 Park Avenue
  New York, NY 10167

State of Connecticut Combined
  Investment Funds..........................     3,395,000           *           25,036            *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue
  28th Floor
  Los Angeles, CA 90071

                                                PRINCIPAL
                                                AMOUNT AT
                                               MATURITY OF                     NUMBER OF
                                                  NOTES                        SHARES OF
                                               BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                                                OWNED THAT        NOTES       THAT MAY BE     COMMON STOCK
NAME                                           MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
----                                           ------------   -------------   ------------   --------------
Arkansas PERS...............................     3,315,000           *           24,446            *
  c/o Froley, Revy Investment Co., Inc.
  10900 Wilshire Boulevard
  Suite 900
  Los Angeles, CA 90024

Vanguard Convertible Securities Fund,
  Inc.......................................     3,005,000           *           22,160            *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue
  28th Floor
  Los Angeles, CA 90071

Delaware PERS...............................     2,675,000           *           19,727            *
  c/o Froley, Revy Investment Co., Inc.
  10900 Wilshire Boulevard
  Suite 900
  Los Angeles, CA 90024

Chrysler Corporation Master
  Retirement Trust..........................     2,655,000           *           19,579            *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue
  28th Floor
  Los Angeles, CA 90071

BNP Arbitrage SNC...........................     2,500,000           *           18,436            *
  555 Croton Road, 4th Floor
  King of Prussia, PA 19406

Grace Brothers, Ltd.........................     2,500,000           *           18,436            *
  1560 Sherman Avenue
  Suite 900
  Evanston, IL 60201

Banc of America Securities LLC(3)...........     1,800,000           *           13,274            *
  9 West 57th Street
  46th Floor
  New York, New York 10019

OCM Convertible Trust.......................     1,590,000           *           11,725            *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue
  28th Floor
  Los Angeles, CA 90071

ICI American Holdings Trust.................     1,425,000           *           10,508            *
  c/o Froley, Revy Investment Co., Inc.
  10900 Wilshire Boulevard
  Suite 900
  Los Angeles, CA 90024

Starvest Combined Portfolio.................     1,325,000           *            9,771            *
  c/o Froley, Revy Investment Co., Inc.
  10900 Wilshire Boulevard
  Suite 900
  Los Angeles, CA 90024

                                                PRINCIPAL
                                                AMOUNT AT
                                               MATURITY OF                     NUMBER OF
                                                  NOTES                        SHARES OF
                                               BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                                                OWNED THAT        NOTES       THAT MAY BE     COMMON STOCK
NAME                                           MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
----                                           ------------   -------------   ------------   --------------
AIG/National Union Fire Insurance...........     1,200,000           *            8,849            *
  c/o Froley, Revy Investment Co., Inc.
  10900 Wilshire Boulevard
  Suite 900
  Los Angeles, CA 90024

Zeneca Holdings Trust.......................     1,100,000           *            8,112            *
  c/o Froley, Revy Investment Co., Inc.
  10900 Wilshire Boulevard
  Suite 900
  Los Angeles, CA 90024

Delta Airlines Master Trust.................     1,065,000           *            7,853            *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue
  28th Floor
  Los Angeles, CA 90071

SG Cowen Securities Corp. (3)...............     1,065,000           *            7,853            *
  Financial Square
  25th Floor
  New York, NY 10005

Bank Austria Cayman Island Ltd..............     1,000,000           *            7,375            *
  c/o Ramius Capital Group
  757 Third Avenue
  New York, New York 10017

CALAMOS Growth and Income Fund--CALAMOS
  Investment Trust..........................       920,000           *            6,785            *
  c/o CALAMOS Asset Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563

CALAMOS Market Neutral Fund--CALAMOS
  Investment Trust..........................       750,000           *            5,495            *
  c/o CALAMOS Asset Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563

KBC Financial Products......................       750,000           *            5,495            *
  120 W. 45th Street
  25th Floor
  New York, New York 10036

Associated Electric & Gas Insurance Services
  Limited...................................       700,000           *            5,162            *
  c/o CALAMOS Asset Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563

                                                PRINCIPAL
                                                AMOUNT AT
                                               MATURITY OF                     NUMBER OF
                                                  NOTES                        SHARES OF
                                               BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                                                OWNED THAT        NOTES       THAT MAY BE     COMMON STOCK
NAME                                           MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
----                                           ------------   -------------   ------------   --------------
State Employees' Retirement
  Fund of the State of Delaware.............       700,000           *            5,162            *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue
  28th Floor
  Los Angeles, CA 90071

Partner Reinsurance Company Ltd.............       590,000           *            4,351            *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue
  28th Floor
  Los Angeles, CA 90071

Castle Convertible Fund, Inc................       500,000           *            3,687            *
  One World Trade Center
  Suite 9333
  New York, NY 10048

Nalco Chemical Company......................       475,000           *            3,502            *
  c/o Froley, Revy Investment Co., Inc.
  10900 Wilshire Boulevard
  Suite 900
  Los Angeles, CA 90024

Consulting Group Capital Market Funds.......       370,000           *            2,729            *
  c/o CALAMOS Asset Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563-1493

Motion Picture Industry Health Plan--Active
  Member Fund...............................       335,000           *            2,470            *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue
  28th Floor
  Los Angeles, CA 90071

CALAMOS Global Growth and Income Fund--
  CALAMOS Investment Trust..................       230,000           *            1,696            *
  c/o CALAMOS Asset Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563

ZCM/HFR Index Management, L.L.C.............       230,000           *            1,696            *
  c/o CALAMOS Asset Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563

First Republic Bank.........................       185,000           *            1,364            *
  c/o Froley, Revy Investment Co., Inc.
  10900 Wilshire Boulevard
  Suite 900
  Los Angeles, CA 90024

                                                PRINCIPAL
                                                AMOUNT AT
                                               MATURITY OF                     NUMBER OF
                                                  NOTES                        SHARES OF
                                               BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                                                OWNED THAT        NOTES       THAT MAY BE     COMMON STOCK
NAME                                           MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
----                                           ------------   -------------   ------------   --------------
Motion Picture Industry Health Plan--Retiree
  Member Fund...............................       165,000           *            1,216            *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue
  28th Floor
  Los Angeles, CA 90071

Jackson Investment Fund Ltd.................       115,000           *              848            *
  c/o Leeds Management Services
    (Cayman) Ltd.
  One Capital Place
  P.O. Box 847
  Grand Cayman, Cayman Islands
  British West Indies

Aventis Pharmaceuticals.....................        70,000           *              516            *
  c/o CALAMOS Asset Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563

Island Holdings.............................        65,000           *              479            *
  c/o Froley, Revy Investment Co., Inc.
  10900 Wilshire Boulevard
  Suite 900
  Los Angeles, CA 90024

CALAMOS Convertible Portfolio--
  CALAMOS Advisors Trust....................        50,000           *              369            *
  c/o CALAMOS Asset Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563

Any other holder of notes or future
  transferee, pledgee, donee or successor of
  any holder(4)(5)..........................

------------------------

*   Less than 1%.

    (1) Assumes conversion of all of the holder's notes at a conversion price of $135.60 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

    (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 38,387,139 shares of common stock outstanding as of April 3, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

    (3) Each of Bear Stearns, Banc of America Securities LLC and SG Cowen Securities Corp. has acted as a underwriter for an issuance of our securities within the past three years.

    (4) Information about other selling security holders will be set forth in prospectus supplements, if required.

    (5) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

    We prepared this table based on the information supplied to us by the selling securityholders named in the table.

    The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.

    Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

    We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

    - directly by the selling securityholders;

    - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

    The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

    The notes and underlying common stock may be sold in one or more transactions at:

    - fixed prices;

    - prevailing market prices at the time of sale;

    - varying prices determined at the time of sale; or

    - negotiated prices.

    These sales may be effected in transactions:

    - on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

    - in the over-the-counter market;

    - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

    - through the writing of options.

    These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

    In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

    To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

    Our common stock trades on the Nasdaq National Market under the symbol "TQNT". We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors--A public market may not develop for the notes."

    There can be no assurance that any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

    Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

    We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for TriQuint by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of TriQuint Semiconductor, Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [TRIQUINT LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------